EXHIBIT 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fidelity National Financial, Inc. of our report dated January 25, 2003 relating to the financial statements of Financial Services Division of ALLTEL Information Services, Inc., which appears in the Current Report of Fidelity National Financial, Inc. dated April 1, 2003.

/s/ PricewaterhouseCoopers LLP

Little Rock, AR
October 1, 2003